EXHIBIT 99.1
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AMERICAN HOME MORTGAGE ENTERS INTO AGREEMENT TO ACQUIRE THE RETAIL MORTGAGE
BRANCH NETWORK OF PRINCIPAL RESIDENTIAL MORTGAGE

EXPECTED TO BE IMMEDIATELY ACCRETIVE TO EARNINGS; CREATES THE NATION'S 14TH LARGEST RETAIL MORTGAGE LENDING ENTERPRISE

NEW YORK, Feb. 5, 2003 /PRNewswire-FirstCall via COMTEX/ - American Home Mortgage, Inc (Nasdaq: AHMH), an independent retail mortgage banking company, announced today it has signed a definitive agreement to acquire the retail mortgage lending branches of Principal Residential Mortgage, a company of the Principal Financial Group (NYSE: PFG).

American Home Mortgage will pay Principal Residential Mortgage a guaranteed profit margin on its current application pipeline, purchase the assets of the branch network, and assume related liabilities. The acquisition will be funded from current cash reserves and is expected to close in the first quarter of 2003, pending regulatory approvals and other normal closing conditions.

The retail branch network of Principal Residential Mortgage includes 78 mortgage branches located in 25 states. In 2002, the lending branches produced approximately $3.35 billion of residential mortgage loans. The addition of this network will increase the total number of American Home retail branches to 209. American Home has agreed to work with Principal Residential Mortgage to close out substantially all of its current application pipeline on behalf of Principal Residential Mortgage.

Michael Strauss, chairman and chief executive of American Home Mortgage commented, "This is a significant development for our Company and demonstrates the continued execution of our selective and strategic acquisition strategy which is a key part of our counter cyclical growth strategy. The purchase of Principal Residential Mortgage's retail branch network will increase our loan production capability approximately 25% and is expected to immediately increase our earnings. This is a high-quality business with a very skilled management team, which will give us a significant presence in states where we had no infrastructure including Iowa, Oregon and Texas and add substantial scale to other markets such as Florida and Ohio where we have limited exposure."

In line with the acquisition, Principal Residential Mortgage's head of retail production, Ron Rosenblatt, will join American Home, and will continue to be responsible for the day-to-day operations of the acquired branches. Also joining American Home Mortgage are Principal Residential Mortgage's former head of its Eastern branches, Doug Norman, and the former head of its Western branches, Curt Sedgley.

Paul Bognanno, president of Principal Residential Mortgage stated, "We are very pleased with this transaction and the value it brings to both Principal Residential Mortgage and American Home. Principal Residential Mortgage recently made a strategic decision to cease originating loans via mortgage branch offices. This transaction allows our employees to join a very high quality, successful retail operation without disruption to their business or families. It will also allow Principal Residential Mortgage to avoid shut down expenses associated with the potential closing of these branches." Mr. Bognanno added, "Principal Residential Mortgage continues to be highly focused on growing its mortgage lending business through its large wholesale, correspondent and direct-to-consumer origination channels, as well as loan servicing."

The acquisition is consistent with American Home's core growth strategy of growing through accretive acquisitions. American Home expects to bring significant operating and marketing benefits to the acquired branches including providing access to a much wider product line, leading edge technology, and loan officer centric marketing strategies. On completion of the acquisition, according to Inside Mortgage Finance, which is based in Bethesda, Maryland, American Home's retail business will be the 14th largest national retail mortgage lending enterprise, based on preliminary 2002 estimates.

Conference Call

American Home Mortgage will hold an investor conference call to discuss this acquisition at 2:00 p.m., Eastern Time, on Wednesday February 5, 2003. Interested parties may listen to the call by visiting the American Home corporate website: http://www.americanhm.com Shareholder Information section to listen to the conference call webcast, live. A replay of the call will be available after 5:00 p.m., Eastern Time, February 5, 2003, through midnight Eastern Time on February 20, 2003. Please contact John Lovallo at Ogilvy Public Relations Worldwide at 212-880-5216 or john.lovallo@ogilvypr.com with any questions.

ABOUT AMERICAN HOME MORTGAGE

American Home Mortgage Holdings, Inc. is an independent retail originator of residential mortgage loans both online and offline. Its online operation, MortgageSelect.com, is a leader in online closed loan volume, and has outperformed its online competitors in terms of profitability. Offline, the company has grown organically and by acquisition and now has 131 community loan offices across the country. For additional information, please visit the company's Web site at http://www.americanhm.com.

ABOUT PRINCIPAL RESIDENTIAL MORTGAGE

Principal Residential Mortgage, Inc. is a full-service mortgage company currently servicing more than $100 billion in residential mortgage loans for homeowners across the country.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in the company's operating results; the company's potential need for additional capital, the direction of interest rates and their subsequent effect on the company's business, federal and state regulation of mortgage banking; the company's competition; the company's ability to attract and retain skilled personnel; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading "Risk Factors" in the company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission.

SOURCE:     American Home Mortgage, Inc.
CONTACT:    John D. Lovallo, Ogilvy Public Relations Worldwide, +1-212-880-5216,
            john.lovallo@ogilvypr.com, for American Home Mortgage, Inc.